Exhibit 5.1


                                   August 17, 2000

Spectrian Corporation
350 West Java Drive
Sunnyvale, California 94089

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about August 17, 2000, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 685,000 shares of your Common Stock (the "Shares") reserved for issuance under the 1998 Nonstatutory Stock Option Plan and the Non-Qualified Stock Option Agreements (together the "Option Programs").

         As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares. It is our opinion that the Shares, when issued and sold in the manner referred to in the Option Programs, will be legally and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to said Registration Statement and further consent to the use of our name wherever appearing in said Registration Statement and any amendments thereto.


                                        Sincerely,


                                        /s/ Wilson Sonsini Goodrich & Rosati
                                        WILSON SONSINI GOODRICH & ROSATI
                                        Professional Corporation


                                      -44-